DATE:     October  8,  2004

FROM:     Chris  Lobato

RE:       Resignation

TO:       Ron Touchard, CEO, eWorldMedia Inc.
          Henning  Morales,  President,  eWorldMedia  Inc.

     I hereby tender my resignation from eWorldMedia Inc. due to philosophical differences and business practices. Effective immediately, I resign my position as an employee and director, and terminate all relationships between myself and the company.

     Please immediately remove any and all references to myself on any company literature and/or websites. I do not authorize you, and I revoke any authorization I may have previously given, to utilize my name, photo, likeness, or representation in any way or capacity having to do with eWorldMedia Inc.

     As discussed yesterday, I expect you to honor your obligation to pay all balances due me, whether compensation or reimbursement, within seven days.

     I  truly  wish  you  and  eWorldMedia  success  in  your  future endeavors.


Respectfully,

/s/ Chris Lobato
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